                                                                    Exhibit 99.1

For Immediate Release
-----------------------

Contact:
Donald L. Drakeman       Kimberly Hofman               Sandy Zweifach
President and CEO        Middleberg &                  Chief Financial Officer
Medarex, Inc.            Associates                    Bay City Capital LLC
908-713-6001             212-888-6610 ext. 544         415-835-9345
                         Kim@middleberg.com
                         ------------------


             MEDAREX AND BCC ACQUISITION I LLC ANNOUNCE SUCCESSFUL
           COMPLETION OF OFFER TO PURCHASE RIGHTS TO RECEIVE MEDAREX
                                     STOCK


ANNANDALE, NJ; AUGUST 5, 1998 - Medarex, Inc. (NASDAQ: MEDX), and BCC Acquisition I LLC ("BCC") announced today that rights of former GenPharm International, Inc. shareholders to receive $25,122,670 of shares of Medarex common stock (the "Rights") have been validly tendered and accepted for purchase by BCC.

BCC has purchased the Rights and has exchanged them for 3,721,877 shares of Medarex common stock plus warrants to purchase approximately 454,796 shares, exercisable at $10 per share over a seven year term. The transactions were closed on August 4. Through these transactions, BCC has acquired 15.8% of Medarex's shares, assuming exercise of the warrants in full. In addition, Fred Craves, Ph.D., a principal of Bay City Capital LLC, has joined the Medarex Board of Directors.

"Our new investors bring a wealth of expertise and resources to Medarex," said Donald L. Drakeman, President and CEO of Medarex. "I look forward to a working with the entire Bay City team to maximize Medarex's potential."

"We are pleased to have acquired a major position in Medarex and look forward to playing a significant role in the Company," said Fred Craves, Managing Director of Bay City Capital.

The former GenPharm shareholders who did not tender their Rights are entitled to receive $19,289,830, representing the balance of merger consideration due in connection with Medarex's acquisition of GenPharm in October, 1997. Medarex expects to make this payment by December 31, 1998, in stock or, under certain circumstances at Medarex's option, in cash.

Medarex is a biopharmaceutical company developing antibody-based therapeutics. Medarex employs several core technologies including Bispecific antibodies, which enhance and direct the body's own immune system to fight disease; the HuMab-MouseO antibody development system for the creation of high affinity human antibodies; and immunotoxin technology. Medarex has six products in clinical development, including MDX-RA for the prevention of secondary cataracts, the anti-cancer Bispecifics MDX-210, MDX-447 and MDX-220, MDX-33 for autoimmune disease, and MDX-22 for acute myeloid leukemia.

BCC Acquisition I LLC is a limited liability company formed between The Bay City Capital Fund I, L.P., an affiliate of Bay City Capital LLC, and various affiliates of BCC. Bay City Capital LLC is a merchant bank and management advisory firm, which invests in life sciences companies. The principals of Bay City Capital LLC include Fred Craves, Ph.D.; John Diekman, Ph.D.; and Roger Salquist, former CEOs and current chairmen or directors of several life science companies. Bay City Capital LLC's partners include business interests of the Pritzker family of Chicago.

Certain statements in this press release consist of forward looking statements that involve risks and uncertainties including, but not limited to, uncertainties regarding the receipt of future payments, the continuation of business partnerships and the development of new business opportunities. Actual results, events or performance may differ materially.